Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CITIZENS REPUBLIC BANCORP, INC.
The present name of the Corporation is Citizens Republic Bancorp, Inc. (CID No. 031-208). The previous name of the Corporation was Citizens Banking Corporation. The original Articles of Incorporation of the Corporation were filed on November 10, 1980. These Amended and Restated Articles of Incorporation were duly adopted by the directors and the shareholders in accordance with Sections 641 and 642 of the Business Corporation Act of Michigan.
Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
ARTICLE I
The name of the Corporation is CITIZENS REPUBLIC BANCORP, INC.
ARTICLE II
The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which a Corporation may be organized under the Business Corporation Act of Michigan, and specifically, but not in limitation of the foregoing, to be a bank holding company under the Bank Holding Company Act of 1956, as amended, and to engage in, or acquire an interest in other companies which engage in, activities closely related to banking as such activities are defined by the Board of Governors of the Federal Reserve System.
ARTICLE III
The total authorized capital stock is:
Common shares 100,000,000 No Par Value
Preferred shares 5,000,000 No Par Value
ARTICLE IV
(A) A statement of all or any of the relative rights, preferences and limitations of the common shares is as follows:
(1) Any distribution of profits of the Corporation voted by the directors as dividends payable in cash, or in shares of the Corporation, or in other securities of the Corporation or in other securities, shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.
(2) Each shareholder shall have one vote per share in elections of directors and on any other matters properly coming up at shareholders’ meetings for action by shareholders.

(3) Voting in elections of directors shall not be cumulative.
(4) Shareholders shall not have preemptive rights to subscribe for or purchase any authorized but unissued shares of the Corporation or any other securities or rights to be issued by the Corporation.
(5) In the event of liquidation of the assets of the Corporation after payment of all of its debts, the remainder of such assets shall be distributed to the shareholders in proportion to their ownership of the shares of the Corporation.
(B) The relative rights, preferences and limitations of the preferred shares shall be determined as follows:
The board of directors is empowered to determine the stated value per share thereof and to divide and redivide said preferred shares into classes and series and to designate and redesignate the rights, preferences and limitations of each class or series.
ARTICLE V
The address of the registered office is:
328 S. Saginaw Street
Flint, Michigan 48502
The name of the initial resident agent at the registered office is:
Thomas W. Gallagher
ARTICLE VI
The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than ten nor more than twenty-five directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the board of directors elected and serving. At the 2009 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; at the 2010 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors elected and serving, and any other vacancy occurring in the board of directors may be filled by a majority of the directors elected and serving, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these articles of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this article VI unless expressly provided by such terms.
Except as otherwise provided in these Articles, directors shall be elected by a majority of the votes cast at an election as specified in greater detail in the bylaws of the Corporation.
ARTICLE VII

The directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation not inconsistent with the provisions of these articles of incorporation. The affirmative vote of the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote shall be required for the approval and adoption of any amendment, alteration, change, addition to or repeal of article II, section 3 of the bylaws of the Corporation proposed by any shareholder of the Corporation.
Any amendment, change or repeal of this article VII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE VIII
Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of not less than two thirds of the outstanding shares of capital stock of the Corporation entitled to vote. Any amendment, change or repeal of this article VIII, or any other amendment of these articles of incorporation which will have the effect of modifying or permitting circumvention of this article VIII, shall require the favorable vote, at a meeting of the shareholders of the Corporation, of the holders of at least two thirds of the then outstanding shares of capital stock of the Corporation entitled to vote; provided, however, that such two thirds vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the affirmative vote of not less than three-fourths of the board of directors elected and serving, and such amendment, change, or repeal so recommended shall require only the vote, if any, required under the applicable provision of the Business Corporation Act of Michigan.
ARTICLE IX
(a) No director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of the director’s fiduciary duty except for liability (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a violation of Section 551(1) of the Business Corporation Act of Michigan; (iv) for a transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before March 1, 1987.
(b) The indemnification or advancement of expenses provided by law is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under these articles of incorporation, the bylaws of the Corporation or a contractual agreement.
These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors without a vote of the shareholders. These Amended and Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between these provisions and the provisions of these Amended and Restated Articles of Incorporation.
Signed this 29 thday of April, 2008.

	By:	/s/ Thomas W. Gallagher

(Signature of an authorized officer or agent)
Thomas W. Gallagher
General Counsel and
Secretary
(Type or Print Name)

Name of person or organization remitting fees:	Preparer’s name and business telephone number:

Dykema Gossett PLLC	Mark A. Metz, Esq.
(313)568-5434

CERTIFICATE OF DESIGNATIONS
OF
CONTINGENT CONVERTIBLE PERPETUAL NON-CUMULATIVE
PREFERRED STOCK, SERIES A
OF
CITIZENS REPUBLIC BANCORP, INC.

Pursuant to Section 302(4) of the
Michigan Business Corporation Act
          Citizens Republic Bancorp, Inc., a Michigan corporation (the “Corporation”), does hereby certify that the following resolution was duly adopted by a committee of the Board of Directors of the Corporation at a meeting duly called and held on June 5, 2008, pursuant to authority conferred upon such committee by the Board of Directors pursuant to the provisions of the Amended and Restated Articles of Incorporation, and that the complete text of such resolution is as follows:
          “RESOLVED: That pursuant to the authority vested in the Board of Directors by its Amended and Restated Articles of Incorporation and delegated to this committee, a series of preferred stock, no par value, of the Corporation be and hereby is created, and that the determination of the terms and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as set forth in the Certificate of Designations attached hereto as Annex A, which is incorporated herein and made a part of these resolutions by reference, and that the Amended and Restated Articles of Incorporation of the Corporation be and hereby are amended by adopting a Certificate of Designations containing the terms and conditions contained in Annex A hereto.”
[Signature page follows]

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed by the undersigned this 10th day of June, 2008.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
	Name:	Thomas W. Gallagher
	Title:	General Counsel & Secretary

CERTIFICATE OF DESIGNATIONS
OF
CONTINGENT CONVERTIBLE PERPETUAL NON-CUMULATIVE
PREFERRED STOCK, SERIES A
OF
CITIZENS REPUBLIC BANCORP, INC.
          There is hereby established a series of preferred stock to which the following provisions shall be applicable:
Section 1. Designation and Amount. The shares of such series shall be designated as “Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series A,” no par value, with a liquidation preference of $50 per share (or such other amount as may be determined pursuant to Section 5(a)) (the “Preferred Stock”) and the number of shares constituting the Preferred Stock initially shall be 2,768,791. Subject to Section 4(b), such number of shares may be increased or decreased by resolution of the Board of Directors (hereinafter called the “Board of Directors” or the “Board”) of Citizens Republic Bancorp, Inc. (the “Corporation”); provided, that no decrease shall reduce the number of shares of Preferred Stock to a number less than the number of shares then outstanding.
Section 2. Ranking. The Preferred Stock shall rank, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Corporation, (a) senior to (i) the Common Stock and (ii) each other class or series of capital stock issued by the Corporation which by its terms does not expressly provide that it ranks on a parity with or senior to the Preferred Stock (collectively, the “Junior Securities”) and (b) pari passu with each class or series of preferred stock issued by the Corporation the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock (collectively, the “Parity Securities”), in each case, whether now outstanding or to be issued in the future.
Section 3. Dividends and Distributions.
          (a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 3(b) and in Section 3(c), and no more.
          (b) Subject to Section 3(a), the Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of Common Stock, whether in the form of cash or securities or any other form of property or assets, unless the Board of Directors declares and pays to the Holders of the Preferred Stock, at the same time and on the same terms as holders of Common Stock, an amount per share of Preferred Stock equal to the product of (i) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which each share of Preferred Stock is then convertible.
          (c) Commencing with the Section 3(c) Dividend Period (as defined below) ending on January 9, 2009, in addition to dividends payable under Section 3(b), dividends shall be payable quarterly in arrears, when, as and if declared by the Board of Directors, on January 9, April 9, July 9 and October 9 of each year, or, if any such day is not a Business Day, the next Business Day, commencing January 9, 2009, and on the Mandatory Conversion Date (each, a “Section 3(c) Dividend Payment Date”) for each outstanding share of Preferred Stock, payable at an annual rate on the Liquidation Preference equal to the Special Dividend Rate (such dividend, the “Special Dividend”). Dividends payable pursuant to this Section 3(c), including for the first Special Dividend Period and any Special Dividend Period that is shorter or longer than a fully quarterly Special Dividend Period, will be computed on the basis of a 360-day year of twelve 30-day months. No interest or sum of money in lieu of interest will be paid on any dividend payment on a Preferred Stock paid later than the scheduled Section 3(c) Dividend Payment Date. Each period from and including a Section 3(c) Dividend Payment Date to but excluding the following Section 3(c) Dividend Payment Date is herein referred to as a “Section 3(c) Dividend Period.”
          (d) Each dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on the same record date, which (i) with respect to dividends payable pursuant to Section 3(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 3(c), shall be on the first Business Day of the month in which the relevant Section 3(c) Dividend Payment Date occurs.
          (e) Dividends on the Preferred Stock, including Special Dividends, are non-cumulative. If the Board of Directors does not declare a dividend on the Preferred Stock in respect of any dividend period, the Holders will have no right to receive any dividend for such dividend period, and the Company will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Preferred Stock or the Common Stock or any other class or series of the Company’s preferred stock.
          (f) If full dividends payable pursuant to Section 3(b) or Section 3(c) on all outstanding shares of the Preferred Stock have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iii) repurchase, redeem, or otherwise acquired for consideration any Parity Securities otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Securities except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.
          (g) If full dividends payable pursuant to Section 3(b) or Section 3(c) on all outstanding shares of the Preferred Stock have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not declare, pay, or set aside for payment dividends on any Parity Securities for any period; provided, however, that to the extent that the Corporation declares dividends on the Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the Holders of the shares of Preferred Stock and the holders of any Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation will allocate dividend payments based on the ratio between the then-current dividend payments due on the shares of Preferred Stock and the aggregate of the current and accrued dividends due on any Parity Securities.
Section 4. Voting Rights.

          (a) Except as otherwise required by law, the Amended and Restated Articles of Incorporation or set forth in this Section 4, Holders of the Preferred Stock are not entitled to any voting rights.
          (b) Unless the approval of a greater number of shares of Preferred Stock is required by law, the Corporation will not, without the approval of the Holders of at least two-thirds of the shares of Preferred Stock then outstanding, given in person or by proxy either at an annual meeting or at a special meeting called for that purpose, at which the Holders of the Preferred Stock shall vote separately as a single class, amend, alter or repeal any provisions of the Amended and Restated Articles of Incorporation by way of merger, consolidation, combination, reclassification or otherwise, so as to increase or decrease the aggregate number of authorized shares of Preferred Stock or to affect adversely any, right, preference or voting power of the Holders of the Preferred Stock; provided that any amendment of the provisions of the Amended and Restated Articles of Incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Securities or Junior Securities shall be deemed not to affect adversely the right, preference or voting power of the Holders of the Preferred Stock. Notwithstanding anything in the foregoing to the contrary, any amendment, alteration or repeal of any of the provisions of the Amended and Restated Articles of Incorporation occurring in connection with any merger or consolidation of the Corporation of the type described in Section 13(a)(i) or any statutory exchange of our securities with another Person (other than in connection with a merger or acquisition) of the type described in Section 13(a)(iv) shall be deemed not to adversely affect the rights, preferences or voting power of the Holders of the Preferred Stock; provided that the shares of the Preferred Stock will remain outstanding or will become shares of the successor Person or its ultimate parent, having in respect of such Person rights, preferences or voting powers that would not alter or change the rights, preferences or voting powers of the Holders of Preferred Stock immediately prior to the consummation of such merger, consolidation, or statutory exchange so as to affect them adversely and shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with the provisions governing Reorganization Events as described in Section 13.
          (c) If and whenever an amount equal to six full quarterly dividends, whether or not consecutive, payable on any class or series of the preferred shares of the Corporation, including the Preferred Stock, are not paid or otherwise declared and set aside for payment, the holders of preferred shares of the Corporation, including the Preferred Stock, voting separately as a single class shall be entitled to increase the authorized number of directors on the Board of Directors by two and elect such two additional directors to the Board of Directors at the next annual meeting or special meeting of the shareholders. Not later than 40 days after the entitlement arises the Board of Directors shall convene a special meeting of the holders of the preferred shares for the purpose of electing the additional two directors. If the Board of Directors fails to convene such meeting within such 40-day period, then holders of 10% of the outstanding preferred shares of the Corporation, including the Preferred Stock, taken as a single class, may call the meeting. If all declared and unpaid dividends in default on preferred shares of the Corporation, including the Preferred Stock, have been paid in full or declared and set apart for payment, the Holders of the Preferred Stock and the other preferred shares will no longer have the right to vote on directors and the term of office of each director so elected will terminate at the next annual meeting of shareholders and the authorized number of the directors of the Corporation will, without further action, be reduced accordingly.
          (d) The Corporation will not, without the consent of Holders of at least two-thirds of the shares of Preferred Stock and any class or series of Parity Securities then outstanding, voting together as a single class:
(i) reclassify any authorized shares of the Corporation into any shares of any class, or any obligation or security convertible into or evidencing a right to purchase such shares,

ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up; or
(ii) issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase any stock of any class or series ranking senior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation, provided that the Corporation may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any shares of capital stock ranking on a parity with or junior to the Preferred Stock as to payment of dividends or distribution of assets upon the dissolution, liquidation or winding up of the Corporation without the vote of the Holders of the Preferred Stock.
          (e) In exercising the voting rights set forth in this Section 4, each share of Preferred Stock shall have one vote per share. In any case where the Holders of the Preferred Stock are entitled to vote as a class with holders of Parity Securities or other classes or series of Preferred Shares, each class or series shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.
Section 5. Liquidation, Dissolution or Winding Up.
          (a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of holders of Parity Securities or holders of any shares of the capital stock then outstanding ranking senior to the Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, the Holders of the Preferred Stock then outstanding will be entitled to receive, out of the net assets legally available for distribution to shareholders, before any distribution or payment is made on any Junior Securities, a liquidating distribution equal to the greater of (i) $50 per share and (ii) the value of the number of Common Shares into which a share of Preferred Stock would convert at the then Conversion Rate if Shareholder Approval were obtained, subject to adjustment for stock splits, combinations, reclassifications or other similar events involving the Preferred Stock, plus an amount equal to the sum of all declared and unpaid dividends, and such Holders shall be deemed to be the Holders of record for such dividend periods or portions thereof. After the payment to the Holders of the Preferred Stock of the full amounts provided for in this Section 5(a), the Holders of the Preferred Stock will have no right or claim to any of the Corporation’s remaining assets.
          (b) For the purpose of this Section 5, none of the following shall constitute or be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:
(i) the sale, transfer, lease or conveyance of all or substantially all of the Corporation’s property or business;
(ii) the consolidation or merger of the Corporation with or into any other Person; or
(iii) the consolidation or merger of any other Person with or into the Corporation.
          (c) In the event the assets of the Corporation available for distribution to the holders of preferred shares of the Corporation, including the Preferred Stock, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled, the Holders of the Preferred Stock and the holders of Parity Securities, shall share ratably in any distribution of the assets of the Corporation based upon the proportion of the full respective liquidation preference of such series to the aggregate liquidation preference for all outstanding shares for each series.
          (d) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty calendar days prior to any payment date stated therein, to the Holders of Preferred Stock, at the address shown on the books of the Corporation or the Transfer Agent; provided, however, that a failure to give notice as provided above or any defect therein shall not affect the Corporation’s ability to consummate a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
Section 6. Mandatory Conversion on the Mandatory Conversion Date.
          Effective as of the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, such share of Preferred Stock shall automatically convert into shares of Common Stock at the Conversion Rate (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional shares in accordance with Section 11 hereof.
Section 7. Maturity. The Preferred Stock shall be perpetual.
Section 8. Redemption. The Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of the Holders at any time.
Section 9. Conversion Procedures.
          (a) No later than two Business Days following the Shareholder Approval, the Corporation shall provide notice of the conversion to each Holder (the “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate.
(i) the Mandatory Conversion Date;
(ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock held of record by such Holder and subject to such mandatory conversion; and
(iii) the place or places where certificates for shares of Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.
          (b) Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, dividends shall no longer be declared on any share of Preferred Stock and each share of Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 3 and any other payments to which such Holder is otherwise entitled pursuant to Section 6, Section 11 or Section 13, as applicable.
          (c) No allowance or adjustment, except pursuant to the provisions contained in Section 12, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion thereof, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for Common Stock or other securities issuable upon conversion) by virtue of holding such share of Preferred Stock (except to the extent of the dividends described in Section 3(b)).
          (d) Shares of Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. Subject to Section 4(b), the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock
          (e) The person or persons entitled to receive Common Stock and/or cash, securities or other property issuable upon conversion of Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.
          (f) On the Mandatory Conversion Date with respect to any share of Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Preferred Stock to the Corporation, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes
Section 10. Reservation of Common Stock.
          (a) Following receipt of the Shareholder Approval, the Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Common Stock or shares held in the treasury by the Corporation, solely for issuance upon the conversion of the Preferred Stock, that number of shares of Common Stock as shall be issuable upon the conversion of all the Preferred Stock then outstanding.
          (b) All shares of Common Stock delivered upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
Section 11. Fractional Shares.
          (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Preferred Stock.
          (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 6 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the average daily Closing Price per share of the Common Stock for each of the five consecutive Trading Days preceding the Trading Day immediately preceding the Mandatory Conversion Date.
          (c) If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.
Section 12. Anti-Dilution Adjustments to the Conversion Rate.
          (a) Anti-Dilution Adjustments. The Conversion Rate and the number of shares of Common Stock to be delivered upon conversion shall be subject to the following adjustments if occurring at any time prior to the Mandatory Conversion Date:
(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:

OS1 OSo
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such dividend or distribution.
OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend.
(ii) Subdivisions, Splits and Combinations of the Common Stock. If the Corporation subdivides, splits, or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the “ex-date” for such dividend or distribution will be multiplied by the following fraction:

OS1 OSo
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split, or combination.
OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split, or combination.
(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market

Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately prior to the “ex-date” for such distribution will be multiplied by the following fraction:

OSo + X OSo + Y
Where,
OSo = the number of shares of Common Stock outstanding immediately prior to the “ex-date” for such distribution.
X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.
To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board).
(iv) Debt or Asset Distribution.
                    (A) If the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 12(a)(i) or Section 12(a)(ii) hereof, any rights or warrants referred to in Section 12(a)(iii) hereof, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any subsidiary of the Corporation, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a spin-off referred to in Section 12(a)(iv)(B) below), then the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by the following fraction:

SPo SPo - FMV
Where,
SPo = the Current Market Price per share of Common Stock on the date fixed for distribution.

FMV= the fair market value of the portion of the distribution applicable to one share of Common Stock as determined by the Board.
                    (B) In a spin-off, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the “ex-date” for the distribution by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by the following fraction:

MPo + MPs MPo
Where,
MPo = the Current Market Price per share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.
MPs = the Current Market Price of the shares of the subsidiary representing the portion of distribution applicable to one share of Common Stock on the fifteenth Trading Day after the “ex-date” for the distribution.
(v) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully complete a tender or exchange offer for Common Stock where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer, immediately prior to the opening of business on the eighth Trading Day after the expiration date of the tender or exchange offer, then the Conversion Rate in effect on the eighth Trading Day after the expiration of the tender or exchange offer will be divided by the following fraction:

(SPo x OSo) - AC SPo x (OSo - TS)
Where,
SPo = the Current Market Price per share of Common Stock on the seventh Trading Day after the expiration of the tender or exchange offer.
OSo = the number of shares of Common Stock outstanding at the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.
TS = the number of shares of Common Stock validly tendered and not withdrawn at the expiration of the tender or exchange offer.

(vi) Rights Plans. To the extent that the Corporation has a rights plan in effect on the Mandatory Conversion Date, upon conversion of any Preferred Stock, Holders shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          (b) Adjustment for Tax Reasons. The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 12, if the Board deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reason.
          (c) Calculation of Adjustments.
(i) Adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. Prior to the Mandatory Conversion Date, no adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the earlier of the Mandatory Conversion Date and the date the Corporation consummates an acquisition, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
(ii) No adjustment to the Conversion Rate need be made if Holders may participate, on an as-converted basis, in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Preferred Stock. The Preferred Stock will participate in all dividends and distributions declared on shares of Common Stock as described in Section 3(b) and as a result no adjustments will be made to the Conversion Rate as a result of such dividends and distributions.
(iii) The Conversion Rate shall not be adjusted:
                    (A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
                    (B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;
                    (C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Preferred Stock were first issued;

                    (D) for a change in the par value or no par value of the Common Stock; or
                    (E) for accrued, cumulated and unpaid dividends.
          (d) Notice of Adjustment. Whenever the Conversion Rate is to be adjusted in accordance with Section 12(a) or Section 12(b), the Corporation shall: (i) compute the Conversion Rate in accordance with Section 12(a) or Section 12(b), taking into account the one percent threshold set forth in Section 12(c) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 12(a) or Section 12(b), taking into account the one percent threshold set forth in Section 12(c) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 12(a) or Section 12(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
          (e) The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 12 and its action in so doing, as evidenced by a resolution of the Board, or a duly authorized committee thereof, shall be final and conclusive.
Section 13. Reorganization Events.
          (a) In the event of:
(i) any consolidation or merger of the Corporation with or into another Person in each case pursuant to which Common Stock will be converted into cash, securities or other property of the Corporation or another Person;
(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation in each case pursuant to which Common Stock will be converted into cash, securities or other property;
(iii) any reclassification of Common Stock into securities, including securities other than Common Stock; or
(iv) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 13(a), a “Reorganization Event”); each share of Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, remain outstanding but will become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Preferred Stock would then be convertible assuming the receipt of the Shareholder Approval (such securities, cash and other property, the “Exchange Property”).
          (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange

Property receivable upon conversion of any Preferred Stock in accordance with Section 6 hereof shall be determined based upon the Conversion Price in effect on the Mandatory Conversion Date.
          (c) The above provisions of this Section 13 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
          (d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.
          (e) Notwithstanding anything to the contrary in this Section 13 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement entitles Holders to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party.
Section 14. Replacement Stock Certificates.
          (a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.
          (b) The Corporation shall not be required to issue any certificates representing the Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.
Section 15. Transfer Agent, Registrar, Paying Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and conversion agent for the Preferred Stock shall be the American Stock Transfer & Trust Co. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Preferred Stock.
Section 16. Form.
          (a) Preferred Stock shall be issued in the form of one or more permanent global shares of Preferred Stock in definitive, fully registered form with the global legend (the “Global Shares Legend”), as set forth on the form of Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Amendment. The Global Preferred Share may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Share shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or a Depositary, and registered in the name of the

Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 17(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Preferred Shares, this Certificate of Designations or the Amended and Restated Certificate of Incorporation. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Share and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Share shall be exchanged in whole for definitive shares of Preferred Stock in registered form, with the same terms and of an equal aggregate liquidation preference. Definitive shares of Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.
          (b) (i) An Officer shall sign the Global Preferred Share for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature. (ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless. (iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.
Section 17. Miscellaneous.
          (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to its office at 328 South Saginaw Street, Flint, Michigan 48502-2401, Michigan 48034, or to the Transfer Agent at its Corporate Trust Office, or other agent of the Corporation designated as permitted by this Certificate of Designations, or (ii) if to any Holder of the Preferred Stock or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Preferred Stock or Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.
          (b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
Section 18. Definitions. Unless otherwise defined herein, capitalized terms used in this Certificate of Designations shall have the following meanings:
          “Agent Members” shall have the meaning set forth in Section 17(a) hereof.
          “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation.
          “Board” or “Board of Directors” means the Board of Directors of the Corporation.
          “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York or Flint, Michigan are authorized or required by law or executive order to close.
          “Certificate of Designations” means this Certificate of Designations dated June 10, 2008.
          “Closing Price” means, as of any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Stock or any securities distributed in a spin-off, as the case may be, on the Nasdaq Global Select Market on that date. If the Common Stock or any such securities distributed in a spin-off, as the case may be, is not then traded on the Nasdaq Global Select Market on any date of determination, the Closing Price of the Common Stock or such securities on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such securities is so listed or quoted, or if the Common Stock or such securities is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock or such securities in the over-the-counter market as reported by the Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock or such securities on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation. For the purposes of this Certificate of Designations, all references herein to the closing sale price of the Common Stock on the Nasdaq Global Select Market shall be such closing sale price as reflected on the website of the Nasdaq Global Select Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that, in the event that there is a discrepancy between the closing sale price as reflected on the website of the Nasdaq Global Select Market and as reported by Bloomberg Professional Service, the closing sale price on the website of the Nasdaq Global Select Market shall govern.

          “Common Stock” as used in this Certificate of Designations means the Corporation’s Common Shares, no par value per share.
          “Conversion Rate” shall mean, for each share of Preferred Stock, 12.50 shares of Common Stock. The Conversion Rate shall be subject to adjustment as set forth herein.
          “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.
          “Corporation” shall have the meaning set forth in Section 1 hereof.
          “Current Market Price” on any date is the average of the daily Closing Price per share of Common Stock or other securities on each of the 10 consecutive Trading Days preceding the earlier of the day before the date in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. The term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive such issuance or distribution. For the purposes of determining the adjustment to the Conversion Rate for the purposes of adjustment provision in Section 12(a)(iv) in the event of a spin-off, the “Current Market Price” per share of Common Stock or other securities means the average of the Closing Prices over the first ten Trading Days commencing on and including the fifth Trading Day following the “ex-date” for such distribution.
          “DTC” means The Depository Trust Company.
          “Effective Date” means the date on which shares of the Preferred Stock are first issued.
          “Exchange Property” shall have the meaning set forth in Section 13(a) hereof.
          “Fundamental Change” means the occurrence, prior to the Mandatory Conversion Date, of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the subsidiaries of the Corporation, in each case pursuant to which Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction.
          “Global Preferred Share” shall have the meaning set forth in Section 17(a) hereof.
          “Global Shares Legend” shall have the meaning set forth in Section 17(a) hereof.
          “Holder” means the person in whose name the shares of the Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.
          “Junior Securities” shall have the meaning set forth in Section 2 hereof.
          “Liquidation Preference” means, as to the Preferred Stock, $50 per share.

          “Mandatory Conversion Date” means the fifth Business Day after which the Shareholder Approval has been received.
          “Notice of Mandatory Conversion” shall have the meaning set forth in Section 9(a) hereof.
          “Parity Securities” shall have the meaning set forth in Section 2 hereof.
          “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
          “Preferred Stock” shall have the meaning set forth in Section 1 hereof.
          “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Preferred Stock, and its successors and assigns.
          “Reorganization Event” shall have the meaning set forth in Section 13(a) hereof.
          “Section 3(c) Dividend Payment Date” shall have the meaning set forth in Section 3(c) hereof.
          “Section 3(c) Dividend Period” shall have the meaning set forth in Section 3(c) hereof.
          “Senior Securities” shall have the meaning set forth in Section 2 hereof.
          “Shareholder Approval” means the approval by the holders of Common Stock of an amendment to the Amended and Restated Articles of Incorporation of the Corporation to increase the number of authorized shares of Common Stock to permit the full conversion of the Preferred Stock into Common Stock.
          “Special Dividend” shall have the meaning set forth in Section 3(c) hereof.
          “Special Dividend Rate” means (i) prior to October 9, 2009, 0% per annum, (ii) from and after October 9, 2008 to but not including April 9, 2009, 15% per annum , (iii) from and after April 9, 2009 to but not including October 9, 2009, 16% per annum and (iv) from and after October 9, 2009, 17% per annum.
          “Trading Day” means a day on which the Common Stock:
               (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
               (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
          “Transfer Agent” means the American Stock Transfer & Trust Co. acting as transfer agent, Registrar, paying agent and conversion agent for the Preferred Stock, and its successors and assigns.

8CSCO-515 (Rev. 03/07)
MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES
(FOR BUREAU USE ONLY)
Date Received
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.
Name
   MARK A. METZ, DYKEMA GOSSETT LLC
Address
   400 RENAISSANCE CENTER

City	State	ZIP code

DETROIT	MI	48243
Document will be returned to the name and address you enter above.
If left blank document will be mailed to the registered office.
EFFECTIVE DATE:
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
(Please read information and instructions on the last page}
Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:
1.	The present name of the corporation is: CITIZENS REPUBLIC BANCORP, INC.

2.	The identification number assigned by the Bureau is: 031-208

3.	Article III of the Articles of Incorporation is hereby amended to read as follows:

The total authorized capital stock is:

Common Shares 150,000,000 No Par Value

Preferred Shares 5,000,000 No Par Value

COMPLETE ONLY ONE OF THE FOLLOWING:
4.	Profit or Nonprofit Corporation: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.
The foregoing amendment to the Articles of Incorporation was duly adopted on the                                          day of                                                                                 . in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.
Signed this                      day of                                         ,

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)
5.	Profit Corporation Only: Shareholder or Board Approval
The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the           22nd           day of   SEPTEMBER          , 2008, by the: (check one of the following)

☑	shareholders at a meeting in accordance with Section 611(3) of the Act.

☐	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

☐	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

☐	board of a profit corporation pursuant to section 611(2) of the Act.
Profit Corporations and Professional Service Corporations
Signed this   22   day of   September  ,   2008
By /s/ Thomas W. Gallagher
(Signature of an authorized officer or agent)
Thomas W. Gallagher
(Type or Print Name)

UNITED STATES OF AMERICA

The State of Michigan

Michigan Department of Labor & Economic Growth

Lansing, Michigan

This is to Certify that the annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.

This certificate is in due form, made by me as the proper officer, and is entitled to have full faith and credit given it in every court and office within the United States.

In testimony whereof, I have hereunto set my hand, in the City of Lansing, this 10th day of December, 2008

Andrew L. Metcalf Jr., Director

Bureau of Commercial Services

GOLD SEAL APPEARS ONLY ON ORIGINAL

BCS/CD-515 (Rev. 03/07)

Date Received	(FOR BUREAU USE ONLY)
DEC 1 0 2008	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name		
Mark A. Metz c/o Dykema Gossett PLLC		
Address		
400 Renaissance Center		
City: Detroit	State: MI	ZIP Code: 48243-1668

FILED

DEC 10 2008

Administrator
Bureau of Commercial Services

EFFECTIVE DATE:

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

The Certificate of Designations attached as Annex A hereto establishing a new series of preferred stock is hereby added to Article III.

GOLD SEAL APPEARS ONLY ON ORIGINAL

GOLD SEAL APPEARS ONLY ON ORIGINAL

UST Sequence Number: 116
CERTIFICATE OF DESIGNATIONS
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
OF
CITIZENS REPUBLIC BANCORP, INC.
     Citizens Republic Bancorp, Inc., a corporation organized and existing under the laws of the State of Michigan (the “Corporation”), in accordance with the provisions of Section 302(4) of the Michigan Business Corporation Act, does hereby certify:
     The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Amended and Restated Articles of Incorporation of the Corporation and applicable law, adopted the following resolution on December 10, 2008 creating a series of 300,000 shares of Preferred Stock of the Corporation designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A”.
     RESOLVED, that pursuant to the provisions of the Amended and Restated Articles of Incorporation of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 300,000.
     Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.
     Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:
     (a) “Common Stock” means the common stock, no par value, of the Corporation.
     (b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
     (c)“Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated
GOLD SEAL APPEARS ONLY ON ORIGINAL

Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
     (d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
     (e) “Minimum Amount” means $75,000,000.
     (f) “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
     (g) “Signing Date” means the Original Issue Date.
     Part 4. Certain Voting Matters. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Designated Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the holders of shares of Designated Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amount of the shares voted or covered by the consent as if the Corporation were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent. For purposes of determining, the voting rights of the holders of Designated Preferred Stock under Section 7 of the Standard Provisions forming part of this Certificate of Designations, each holder will be entitled to one vote for each $1,000 of liquidation preference to which such holder’s shares are entitled.
[Remainder of Page Intentionally Left Blank]
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2

     IN WITNESS WHEREOF, CITIZENS REPUBLIC BANCORP, INC. has caused this Certificate of Designations to be signed by William R. Hartman, its Chairman, President and Chief Executive Officer, this l2th day of December, 2008.

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ William R. Hartman

Name:	William R. Hartman
Title:	Chairman, President and Chief Executive Officer
[Certificate of Designations]
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3

UST Sequence Number 116

ANNEX A
STANDARD PROVISIONS
     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.
     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:
     (a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.
     (b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C Section 1813(q)), or any successor provision.
     (c) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.
     (d) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (e) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.
     (f) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
     (g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.
     (h) “Dividend Period” has the meaning set forth in Section 3(a).
     (i) “Dividend Record Date” has the meaning set forth in Section 3(a).
     (j) “Liquidation Preference” has the meaning set forth in Section 4(a).
     (k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
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     (l) “Preferred Director” has the meaning set forth in Section 7(b).
     (m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.
     (n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).
     (o) “Share Dilution Amount” has the meaning set forth in Section 3(b).
     (p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.
     (q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).
     (r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
     Section 3. Dividends.
     (a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
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     Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
     Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
     Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
     (b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange
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or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.
     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.
     Section 4. Liquidation Rights.
     (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus)
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available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
     (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
     Section 5. Redemption.
     (a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the
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approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
     The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
     (c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be
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redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
     (d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
     (f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
     Section 7. Voting Rights.
     (a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of
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Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid, in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
     (c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
     (ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a
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merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.
     (d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.
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     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.
     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
     Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.
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MICHIGAN DEPARTMENT OF ENERGY, LABOR & ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES
Date Received

Name	Effective Date:
Douglas S. Parker c/o Dykema Gossett PLLC

Address 39577 Woodward Avenue, Suite 300

City	State	ZipCode
Bloomfield Hills	MI	48304
     Document will be returned to the name and address entered above.
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Certificate:
1.	The present name of the corporation is: Citizens Republic Bancorp, Inc.

2.	The identification number assigned by the Bureau is: 031-208

3.	Article III of the Articles of Incorporation is hereby amended so that the initial section (excluding the certificates of designations) reads as follows:
The total authorized capital stock is:
Common shares 1,050,000,000 No Par Value

Preferred shares 5,000,000 No Par Value
4.	The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 16th day of September, 2009, by the shareholders at a meeting in accordance with Section 611(3) of the Michigan Business Corporation Act. Signed this 16th day of September, 2009
Signed this 16th day of September, 2009

By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Executive Vice President, General Counsel and Secretary

Name of person remitting fees:
Dykema Gossett PLLC
Preparer’s name and business telephone number:
William W. Kregel
248-203-0510

Exhibit 99.1
CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
     Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), the undersigned corporation executes the following Certificate:
     1. The present name of the corporation is: Citizens Republic Bancorp, Inc.
     2. The identification number assigned by the Bureau is: 031-208
     3. Effective at 5:00 p.m. on the date of filing of this Certificate of Amendment with the State of Michigan (the “Effective Time”), Article III of the Articles of Incorporation is hereby amended so that the initial section (excluding the certificates of designations) reads as follows:
     “The total authorized capital stock is:
Common shares 105,000,000 No Par Value
Preferred shares 5,000,000 No Par Value”
     4. The following language is hereby added to the end of Article III of the Articles of Incorporation (before the certificates of designations):
     Effective at the Effective Time, every ten outstanding shares of Common Stock will be combined into and automatically become one fully paid and nonassessable share of outstanding Common Stock of the Corporation (the “Reverse Stock Split”).
     No fractional shares shall be issued in connection with the Reverse Stock Split. All shares that are held by a shareholder as of the effectiveness hereof shall be aggregated and each fractional share resulting from the Reverse Stock Split after giving effect to such aggregation shall be cancelled. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests upon the submission of a transmission letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NASDAQ Capital Market as of the date of the Effective Time (adjusted for the Reverse Stock Split), by (b) the fraction of one share owned by the shareholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificate”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split, subject to the elimination of fractional share interests as described above.
     5. The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 18th day of May, 2011, by the shareholders at the annual meeting of shareholders, where the necessary votes were cast in favor of the amendment, in accordance with Section 611(3) of the Michigan Business Corporation Act.

Signed this 15th day of June, 2011
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Executive Vice President, General Counsel and Secretary

Name of person remitting fees:
Dykema Gossett PLLC
Preparer’s name and business telephone number:
John J. Collins, III
313-568-6901